EXHIBIT (a)(7)


This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated
  February 2, 1996, and the related Letter of Transmittal and is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction the securities laws of which require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of
                               such jurisdiction.

                      Notice of Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
                                       of
                               Tivoli Systems Inc.
                                       at
                               $47.50 Net Per Share
                                       by
                              Topaz Acquisition Corp.
                            a wholly owned subsidiary of
                    International Business Machines Corporation

    Topaz Acquisition Corp., a Delaware corporation (the "Purchaser"), which is a wholly owned subsidiary of International Business Machines Corporation, a New York corporation ("IBM"), is offering to purchase all outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of Tivoli Systems Inc., a Delaware corporation (the "Company"), at $47.50 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated February 2, 1996, and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").
--------------------------------------------------------------------------------
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, MARCH 1, 1996, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------
    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES THAT WOULD CONSTITUTE A MAJORITY OF ALL OUTSTANDING SHARES ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE AND (2) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR BEEN TERMINATED.

    The Offer is being made pursuant to an Agreement and Plan of Merger dated as of January 30, 1996 (the "Merger Agreement"), among IBM, the Purchaser and the Company pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company (the "Merger"). On the effective date of the Merger, each outstanding Share (other than Shares owned by the Company as treasury stock or by any subsidiary of the Company, IBM, the Purchaser or any other subsidiary of IBM or by stockholders, if any, who are entitled to and who properly exercise dissenters' rights under Delaware law) will be converted into the right to receive $47.50 in cash, without interest.

    THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES.

    The Purchaser and IBM have also entered into a Stockholder Agreement dated as of January 30, 1996 (the "Stockholder Agreement"), with all directors and executive officers of the Company. Under the Stockholder Agreement, those stockholders have unconditionally agreed to tender their Shares into the Offer and have granted an irrevocable proxy to IBM to vote such Shares under certain circumstances.

    For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for such Shares or timely confirmation of book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the procedures set forth in Section 2 of the Offer to Purchase, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) and (c) any other documents required by the Letter of Transmittal. Under no circumstances will interest be paid by the Purchaser on the purchase price of the Shares, regardless of any delay in making such payment.

    The term "Expiration Date" means 12:00 Midnight, New York City time, on Friday, March 1, 1996, unless and until the Purchaser, in its sole discretion (but subject to the terms of the Merger Agreement), shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by the Purchaser, shall expire. Subject to the terms of the Merger Agreement, the Purchaser expressly reserves the right (but shall not be obligated), at any time or from time to time, and regardless of whether or not any of the events set forth in Section 14 of the Offer to Purchase shall have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary. The Purchaser shall not have any obligation to pay interest on the purchase price for tendered Shares in the event the Purchaser exercises its right to extend the period of time during which the Offer is open. There can be no assurance that the Purchaser will exercise its right to extend the Offer (other than as required by the Merger Agreement). Any such extension will be followed by a public announcement thereof no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares.

    Except as otherwise provided below, tenders of Shares are irrevocable. Shares tendered prior to the Expiration Date, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after April 1, 1996. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution (as defined in Section 2 of the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 2 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 of the Offer to Purchase at any time prior to the Expiration Date. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding.

    The Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

    The information required to be disclosed by Rule 14d-6(e)(1)(vii) under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

    THE OFFER TO PURCHASE AND LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

    Requests for copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be directed to the Information Agent or the Dealer Manager as set forth below, and copies will be furnished promptly at the Purchaser's expense. No fees or commissions will be payable to brokers, dealers or other persons other than the Dealer Manager and the Information Agent for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                               MORROW & CO., INC.
                                909 Third Avenue
                                   20th Floor
                            New York, New York 10022
                                 (212) 754-8000
                            Toll Free (800) 566-9061

                    Banks and Brokerage Firms please call:
                                 (800) 662-5200

                       The Depositary for the Offer is:

                         THE CHASE MANHATTAN BANK, N.A.
                                 (800) 355-2663

        By Mail:                 By Overnight Delivery:                          By Hand:
        Box 3032          c/o Chase Securities Processing Corp.             (9:00 a.m.-5:00 p.m.
4 Chase MetroTech Center         Fort Lee Executive Park                    New York City time)
Brooklyn, New York 11245      1 Executive Drive (6th Floor)          1 Chase Manhattan Plaza, Floor 1-B
                               Fort Lee, New Jersey 07024                Nassau and Liberty Streets
                                                                          New York, New York 10081

                          By Facsimile Transmission: (201) 592-4372
                            Confirm by Telephone: (201) 592-4370

                      The Dealer Manager for the Offer is:

                              MORGAN STANLEY & CO.
                                  Incorporated

                                 1585 Broadway
                            New York, New York 10036
                                 (212) 761-4699

February 2, 1996